EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-8316 on Forms S-8 and S-3, Amendment No. 3 to Registration Statement No. 333-00883 on Form S-3, Registration Statement No. 333-48023 on Form S-3, Post- Effective Amendment No. 1 to Registration Statement No. 333-47835 on Form S-3, Post-Effective Amendment No. 1 to Registration Statement No. 333-33147 on Form S-3, Amendment No. 1 to Registration Statement No. 333-11779 on Form S-3, Amendment No. 1 to Registration Statement No. 333-77595 and Registration Statement Nos. 33-20226, 33-23699, 33-33571, 33-41330, 33-81914, 333-04041, 333- 86875, 33-61549, 333-64234, and 333-83126 on Form S-8 of our report dated March 26, 2002 (April 17, 2002 as to the last sentence of Note 6) appearing in this Annual Report on Form 10-K/A of Sigma Designs, Inc. for the year ended January 31, 2002.

/s/ Deloitte & Touche LLP

San Jose, California
December 13, 2002